Exhibit 3.2

AMENDMENT NO. 1
TO
THE BYLAWS
OF
LEGACY HOUSING CORPORATION
(Adopted by the Board of Directors effective as of October 29, 2025)

This Amendment No. 1 to the Bylaws (the “Bylaws”) of Legacy Housing Corporation, a Texas corporation (the “Corporation”), hereby amends the Bylaws in the following respects:

1.	Article 7 of the Bylaws is hereby amended to add a new Section 7.5 as follows:

“Section 7.5 Ownership Threshold for Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of Common Stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation.”

2.	Except as specifically amended above, the Bylaws shall remain in full force and effect.